EXHIBIT 10.1

[Letterhead of SMTC Corporation]

July 23, 2003

Frank Burke

112 Strath Avenue

Toronto, Ontario M8X 1R5

Dear Mr. Burke:

As we have discussed, your employment with SMTC Manufacturing Corporation of Canada (“SMTC Canada”) serving as Chief Financial Officer of SMTC Canada, SMTC Corporation (“Holdings”) and each of SMTC Canada’s and Holdings’ subsidiaries (SMTC Canada, Holdings and their subsidiaries, collectively, the “Company”), will end on August 31, 2003, (the “August Separation Date”) or in the event that the Board of Directors requests you stay to assist the Company with a probable transaction, on September 30, 2003 (the “September Separation Date,” and the August Separation Date or the September Separation Date, as appropriate, the “Separation Date”). The purpose of this letter is to confirm the agreement between you and SMTC Canada concerning your employment through the Separation Date and severance arrangements and other matters related to the termination of your employment with SMTC Canada, as follows:

1. Bonus. In consideration of your acceptance of this Agreement and upon your execution of this Agreement, SMTC Canada will pay you a bonus of Cdn$150,000. In addition, on or before the Separation Date, SMTC Canada will pay you a final bonus of Cdn$34,000 for the months of July and August 2003 and an additional Cdn$16,000 for the month of September, if you stay until September 30, 2003 (the “September Bonus”).

2. Final Salary and Vacation Pay. You will receive pay for all work you perform for SMTC Canada through the Separation Date, and (to the extent you do not use them after the date hereof) pay, at your final base rate of pay of Cdn$300,000 per annum, for 12½ vacation days you will have earned, but not used by the August Separation Date or 3½ vacation days you will have earned, but not used by the September Separation Date. At your request, you may take these vacation days prior to your Separation Date, within reason, which shall be deducted from the vacation payout stated herein.

3. Severance Benefits. In addition to the other payments set our herein, in consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under this Agreement, SMTC Canada will pay you a lump sum severance payment of Cdn$128,000 on or before the Separation Date.

4. Sale of the Company. In the event a Sale Transaction is consummated at any time prior to the August Separation Date, you shall be paid the full amounts due per items 1 through 3 above, excluding the September Bonus, as if you had remained employed through the August Separation Date, on the date of the closing of such Sale Transaction. In the event a Sale Transaction is consummated at any time after August 31, 2003 and prior to the September Separation Date and you did not depart on the August Separation Date, you shall be paid the full amounts due per items 1 through 3 above as if you had remained employed through the September Separation Date, on the date of the closing of such Sale Transaction. For purposes of this Agreement, “Sale Transaction” means any transaction or series of transactions involving (a) an acquisition, merger, consolidation, or other business combination pursuant to which all or substantially all of the business or assets of the Company are, directly or indirectly, combined with another SMTC Canada; (b) the acquisition, directly or indirectly, by a buyer or buyers (which term shall include a “group” of persons as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended), of all or substantially all of the equity interests and options of the Company or (c) the formation of a joint venture or partnership with the Company or direct investment in the Company for the purpose of effecting a transfer of all or substantially all of the Company’s business or assets to a third party.

5. Future Services. In the event that SMTC Canada requests your services as an independent consultant after the September Separation Date, subject to our mutual consent, it is understood that your full-time services to SMTC Canada would be engaged on a month-to-month basis at a monthly rate of Cdn$25,000, subject to termination by SMTC Canada at any time.

6. Stock Options. As of the Separation Date, you will be vested in 100,000 options to purchase Holding’s common stock with an exercise prices varying from $3.50 to $16.00 per share (the “Exercisable Options”). The Exercisable Options will remain exercisable for ninety (90) days following the Separation Date. Any Exercisable Options not exercised during that time period shall be forfeited and shall terminate. Except as otherwise expressly provided in this paragraph 7, your rights and obligations with respect to the Exercisable Options shall remain unchanged and shall be governed by the terms of the applicable stock option plan, stock option grants, any agreements or other documents applicable to the Exercisable Options, and any other restrictions or provisions generally applicable to options granted to Company employees. All stock options previously granted to you that have not vested as of the Separation Date are forfeited and will be cancelled as of the Separation Date.

7. Withholding. All payments made by SMTC Canada under this Agreement shall be reduced by any tax or other amounts required to be withheld by SMTC Canada under applicable law and all other deductions authorized by you.

8. Acknowledgement of Full Payment. You acknowledge and agree that the payments provided under paragraphs 1, 2 and 3 of this Agreement are in complete satisfaction of any and all compensation due to you from SMTC Canada or any member of the Company, whether for services provided to SMTC Canada, the Company or otherwise, through the

Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed to you.

9. Confidentiality and Non-Disparagement. Except as may be required by law, you agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors. You also agree that you will not disparage or criticize the Company, its business, its management or its products, and that you will not otherwise do or say anything that could disrupt the good morale of the Company’s employees or harm its interests or reputation. The Company, as represented by its senior executives, hereby agrees that it will not disparage or criticize you, your performance, and/or your conduct in good faith on behalf of the Company, and in the event that the Company is contacted by a third party seeking a reference, the Company undertakes to provide a positive performance appraisal and satisfaction with your activities.

10. Return of Company Documents and Other Property. In signing this Agreement, you agree that you will return to SMTC Canada, no later than the Separation Date, any and all documents, materials and information (whether in hard copy, on electronic media or otherwise) related to the business of the Company or any of its Affiliates (whether present or otherwise) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company and its Affiliates in your possession or control. Further, you represent and warrant that you will not retain any copy of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise), beyond the Separation Date. Recognizing that your employment with SMTC Canada has ended, you agree that after the Separation Date, you will not attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail systems. Further, you acknowledge that you will disclose to SMTC Canada, no later than the Separation Date, all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system. For purposes of this Agreement, “Affiliates” are all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority or equity interest.

11. Other Agreements. You and SMTC Canada agree that as of the Separation Date, the Offer of Employment Letter Agreement between you and SMTC Manufacturing Corporation of Canada dated July 26, 2001, as amended, will automatically terminate and be of no further force and effect, provided that all consideration, as called for hereby has been paid.

12. Confidential Information. You acknowledge that information obtained by you during your employment with SMTC Canada concerning the business or affairs of the Company or any of its Affiliates (“Confidential Information”) is the property of the Company. You shall not at any time during or after the Separation Date, without the prior written consent of the Board of Directors of Holdings, disclose to any unauthorized person or use for your own account or for the account of any person other than the Company or its Affiliates any Confidential Information, except to the extent necessary to comply with applicable laws or to the extent that such information becomes generally known to and available for use by the public other than as a result of (i) your acts or (ii) during your employment with SMTC Canada, your omissions to act.

13. Non-Competition; Non-Solicitation.

(a) Non-Competition. You acknowledge that you are and will be in possession of Confidential Information, that your services are of unique and great value to the Company, and that some restrictions on your activities during and after your employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates. Accordingly, from the Separation Date through February 29, 2004 (the “Non-Compete Period”), you shall not, directly or indirectly, own, manage, control, participate in, consult with, render services to, or in any manner engage in, any enterprise primarily engaged in the contract manufacturing of printed circuit boards or other electronic manufacturing services within any geographical area in which the Company or its Affiliates do business on the date of termination of your employment. Such geographical area shall include but not be limited to North America (including Mexico). Nothing herein shall prohibit you from being a passive owner of not more than 5% of any publicly-traded class of capital stock of any entity engaged in a competing business.

(b) Non-Solicitation of Employees, Suppliers and Customers. During the Non-Compete Period, you shall not (i) interfere with the relationship between the Company or any of its Affiliates, and any of their employees, or induce or attempt to induce any employee of the Company or its Affiliates to terminate his or her employment, (ii) hire directly or through another entity any person who was an employee of the Company (other than a former employee of the Company who left his or her employment without any inducement by you), (iii) induce or attempt to induce any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with the Company or its Affiliates, (iv) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or its Affiliates to cease doing business with such entity, or (v) in any way interfere in any material respect with the relationship between any such customer, supplier, licensee or business relation and the Company or its Affiliates.

(c) Scope of Restriction. If, at the time of enforcement of this paragraph 13, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, you agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

(d) Necessity of Restraints. You acknowledge that the restraints imposed by this paragraph 13 are reasonable and necessary for the protection of the Company and its Affiliates, and that any such entity would be harmed by a breach by you of these provisions.

14. Employee Cooperation. You agree to cooperate, within reason, with the Company and its Affiliates hereafter with respect to all matters arising during or related to your employment, including, but not limited to, all matters in connection with any litigation or other proceeding which may have arisen or which may arise following the signing of this Agreement.

SMTC Canada will reimburse your out-of-pocket expenses and any lost wages incurred in complying with Company requests hereunder, provided such expenses are authorized by SMTC Canada or Holdings in advance.

15. Release of Claims.

(a) In exchange for the special severance pay and benefits provided you under this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims that you have had in the past, now have, or might now have, including, but not limited to, any causes of action, rights or claims in any way related to, connected with or arising out of your employment or its termination or pursuant to the Employment Standards Act, 2000 (Ontario), the Human Rights Code (Ontario), the fair employment practices statutes of the state, states province or provinces in which you have provided services to the Company or any of its Affiliates or any other federal, state, provincial or local law, regulation or other requirement and you hereby release and forever discharge the Company and its Affiliates and all of their respective past and present directors, shareholders, investors, officers, employees, agents and representatives, their successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights or claims.

(b) Furthermore, in exchange for you executing this Agreement, the Company hereby agrees, on its own behalf and on behalf of any successors or assigns, employees, officers, directors, shareholders, investors, agents and representatives, their successor and assigns, both individually and in their official capacities (the “Company Releasees”), that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims that the Company Releasees have had in the past, now have, or might have in the future against up, your heirs, executors, administrators, beneficiaries, personal representatives and assigns. The Company hereby expressly undertakes and agrees to maintain all errors and omissions insurance presently in place with respect to you for a period of at least two (2) years after the Separation Date.

(c) This Agreement, including the release of claims set forth in this paragraph 15, creates legally binding obligations and SMTC Canada encourages you to seek the advice of legal counsel before signing this Agreement. In signing this Agreement, you give SMTC Canada assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with legal counsel, if you wished to do so, or to consult with any other of those persons to whom reference in made in the first sentence of paragraph 9 above; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

16. Miscellaneous.

(a) This Agreement constitutes the entire agreement between you and SMTC Canada and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only your obligations with respect to the securities of Holdings, all of which shall remain in full force and effect in accordance with their terms.

(b) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Special Committee of the Board of Directors of SMTC Canada or its expressly authorized designee. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

(c) The obligation of SMTC Canada to make payments to you or on your behalf to your personal representative in the event of your death, under this Agreement is expressly conditioned upon your continued full performance of your obligations under this Agreement and under paragraph 13 hereof.

(d) SMTC Canada may assign this Agreement to any of its subsidiaries or Affiliates, to any successor of SMTC Canada or the Company by reorganization, merger, consolidation or liquidation or to any transferee of all or substantially all of the business or assets of the Company. You may not assign this Agreement, which is personal to you.

(e) This Agreement shall be interpreted and construed in accordance with, and governed by, the laws of the Province of Ontario, and the parties hereby attorn to the exclusive jurisdiction of the Courts of the said province in connection with any dispute respecting this Agreement.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within five (5) days of the date you receive it. The enclosed copy of this letter, which you should also sign and date, is for your records. My signature on behalf of the Company signifies the Company’s acceptance of all terms herein.

Sincerely,

SMTC CORPORATION

By:	/s/ W.T. Brock

Name:	William T. Brock
Title:	Chairman

Accepted and agreed:

Signature:	/s/ Frank Burke
Date:	July 23, 2003